Continental Wellness Casinos Inc. (letterhead)






THE COMPANY IS IN THE PROCESS OF CLOSING THE ACQUISITION

OF THE MAXIM HOTEL AND CASINO LAS VEGAS, NEVADA AND FUNDS

RAISED FROM THIS OFFERING WILL BE USED TO PAY THE COST OF

SAID ACQUISITION.  FOR THE ABOVE REASON THE FINANCIAL

STATEMENT OF BABY GRAND CORPORATION DBA MAXIM HOTEL AND

CASINO ARE BEING INCLUDED ON THE MATERIAL COVERING THIS

OFFERING.  AFTER THE ACQUISITION IS COMPLETED THEN THE

FINANCIAL STATEMENTS OF THE TWO COMPANIES WILL BE

CONSOLIDATED.

                              (Cover Page)








Grant Thornton
Grant Thornton LLP    Accountants and
                      Management Consultants

                      The U.S. Member Firm of
                      grant Thornton International



BABY GRAND CORP.
dba MAXIM HOTEL & CASINO


                           Financial Statements
                                     and
Report of Independent Certified Public Accountants

June 30, 1995 and 1994

(letterhead)   150 Almaden Boulevard

               P.O. Box 6779
               San Jose, CA 95150-6779
               408 275-9000
               FAX 408 275.0582


       Report of Independent Certified Public Accountants

                   Grant Thornton
                   Grant Thornton LLP Accountants and
                                      Management Consultants

Board of Directors                   The U.S. Member Firm of
Baby Grand Corp.                     Grant Thornton International
   dba Maxim Hotel & Casino


We have audited the balance sheets of Baby Grand Corp., dba Maxim Hotel & Casino (a wholly-owned subsidiary of Cedar Development Co.), as of June 30, 1995 and 1994, and the related statements of earnings, changes in deficit in shareholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Baby Grand Corp., dba Maxim Hotel and Casino, as of June 30, 1995 and 1994, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

As disclosed in Note S to the financial statements, the Nevada Federal Court entered an Order Appointing Receiver and Granting Injunctive Relief (The Order). The Order stayed certain powers of the Receiver, but allows the Receiver to review the assets, observe the operations and inspect certain books and records of the Company. The appointment of the receiver is a result of the Federal Deposit Insurance Corporation (FDIC) taking action against John B. Anderson (Anderson) the sole owner of the Company's parent, Cedar Development Co., and certain related entities, which includes the Company, but not as a named defendant, for non payment of debt obligations of Anderson due to predecessors of the FDIC. As a result of this action, Anderson has until January 12, 1996, unless extended by written agreement, to attempt to negotiate aud execute an agreement for resolution of the FDIC claim. If a written settlement is reached, Anderson will have an additional sixty days from the date of execution of the settlement agreement, unless extended by written agreement, to perform under the settlement agreement. If a settlement is not readied or satisfied, a change in control of the Company will take place. A change in control could cause the Company's secured long-term debt to become immediately due and payable. The ultimate outcome of this issue cannot presently be determined. Accordingly, the financial statements do not include any adjustments that might result from the outcome of this uncertainty.


s/Grant Thornton LLP

San Jose, California
September 8,1995 (except for Note S, as to which the date is November 9, 1995)

                          BABY GRAND CORP.
                        dba MAXIM HOTEL & CASINO
          (A wholly-owned subsidiary of Cedar Development Co.)

                             BALANCE SHEETS

                                June 30,


                                 ASSETS

                                           1995           1994
CURRENT ASSETS
  Cash and cash equivalents              $4,047,000    $2,938,900
  Accounts receivable - trade             1,093,600       860,800
  Inventories                               613,800       627,100
  Prepaid expenses and deposits             926,400       925,500
        Total current assets              6,680,800     5,352,300


PROPERTY AND EQUIPMENT - AT COST, less
   accumulated depreciation of
   $24,548,500 in 1995 and $22,768,100
   in 1994                               38,419,100    37,789,600


OTHER ASSETS
  Residence                                 750,000       750,000
  Deferred loan fees - net                   21,500        22,400
  Land option                                           1,000,000
  Investment in affiliate                                 127,000
                                            771,500     1,899,400
                                        $45,871,400   $45,041,300



The accompanying notes are an integral part of these statements.

                           BABY GRAND CORP.
                        dba MAXLM HOTEL & CASINO
          (A wholly-owned subsidiary of Cedar Development Co.)

                      BALANCE SHEETS - CONTINUED

                                June 30,


               LIABILITIES AND SHAREHOLDER'S DEFICIT

                                               1995          1994
CURRENT LIABILITIES
 Current maturities of long-term debt:
  Secured                                 $339,500       $465,900
  Unsecured                                418,400        502,000
  Affiliate                                275,800
  Contracts payable                        727,900        304,000
                                         1,761,600      1,271,900
Accounts payable, trade                  1,779,400      1,135,800


Accrued Liabilities                      3,167,200      3,026,700
Other current liabilities                  271,100        324,000
                                         3,438,300      3,350,700
         Total current liabilities       6,979,300      5,758,400


LONG-TERM DEBT - NET OF CURRENT MATURITIES
 Secured                                41,776,000     41,947,800
 Unsecured                               4,000,000      4,418.400
 Affiliate                               2,333,000      2,750,000
 Contracts Payable                         474,200
                                        48,583,200     49,116,200

DEFICIT IN SHAREHOLDER'S EQUITY
Common stock, $5 par value; authorized
  1,100,000 shares issued 462,560 shares  2,312,800     2,312,800
Additional paid-in capital               17,073,600    17,073,600
Accumulated deficit                     (29,077,500)  (29,219,700)
                                         (9,691,100)   (9,833,300)
                                        $45,871,400   $45,041,300

                         BABY GRANI) CORP.
                       (1I)a MAXIM HOTEL & CASINO
         (A w1~olly-owned subsidiary of Cedar Development Co.)

                         STATEMENTS OF EARNINGS

                          Year euded June 30,

                                                        1995          1994
 REVENUES
     Casino                                         $36,719,800   $39,271,100
  Rooms                                              11,860,200    10,579,100
  Food and beverage                                  13,245,000    13,646,400
                                                     61,825,000    63,496,600
    Less promotional allowances                       7,094,300     6,146,300
                                                     54,730,700    57,350,300
 Gift shop                                             1,380,300    1,785,400
Other                                                  1,775,100    1,292,900
                                                      57,886,100   60,428,600
COSTS AND EXPENSES
Casino                                                17,594,500   17,851,100
 Rooms                                                 6,435,400    6,607,300
 Food and beverage                                    14,943,600   15,278,400
Gift shop                                              1,047,300    1,408,100
Selling, general and administrative                   10,822,200   10,604,100
Guest entertainment                                      905,900      963,600
Provision for doubtful accounts                          205,400      279,700
                                                      51,954,300   52,992,300
Operatiug income before depreciation and amortization  5,931,800    7,436,300
Depreciation and amortization                          1,774,700   I ,822,800
  E~rnings from operations                             4,157,100    5,613,500

OTHER INCOME (EXPENSE)
   Interest (net)                                     (3,745,400)  (3,788,300)
Settlement Expenses                                    (75,000)      (831,700)
Investor's share of (loss) of investee                (127,000)      (425,000)
Other                                                  (67,500)        23,500
                                                    (4,014,900)    (5,021,500)
  NET F~RNlNGS                                        $142,200       $592,000

                            BABY GRAND CORP.
                          dba MAXIM HOTEL & CASINO
          (A wholly-owned subsidiary or Cedar Development Co.)

         STATEMENT OF CHANGES IN DEFICIT IN SHAREHOLDER'S EQUITY

                   Years ended June 30, 1995 and 1994

                                          Additional
                             Common       paid-in
(Accumulated
                              stock        capital
deficit)      Total
Balauce at July 1, 1993     $2,312,800   $17,073,600  ($19,811,700)  ($10,425,300)

 Net earnings for the year                                 592,000        592,000

Balance at June 30, 1994     2,312,800    17,073,600    29,219,700      9,833,200

 Net earilings for the year                                142,200        142,200

Balauce at June 30, 1995    $2,312,800   $17,073,600  ($29,077,500)  ($ 9,691,100)

      The accompanying notes are an integral part of this statement.

                      BABY GRAND CORP.
                       dba MAXIM hOTEL & CASINO
          (A wholly-owued subsidiary of Cedar Development Co.)

                        STATEMENTS OF CASH FLOWS

                          Year ended June 30,

                                                           1995      1994
Increase (Decrease) in Cash and Cash Equivalents
Cash flows from operating activities:
     Net earnings                                       $142,200    $592,000
     Adjustments to reconcile net earnings to net cash
     provided by operating activities:
     Depreciation and ainortization                    1,774,700   1,823,700
     Investor's share in net loss of investee            127,000     425,000
     Settlement fees                                      75,000     400,000
     CI)allges in assets and liabilities:
    Accounts receivable                                 (232,800)     75,600
    Inventories                                           13,300     (87,500)
    Prepaid expeuses and deposits                                     18,200
    Accounts payable                                     643,600     (30,400)
    Accrued liabilities                                  235,800    (436,800)

  Net cash provided by operating activities            2,778,800   2,779,800

Cash flows from investing activities:
 Procecds from safe of land option                       685,000
 Purchase of fixtures and equipment                     (686,600) (1,116.000)
 Net cash used in investing activities                    (1,600) (1,116,000)

Cash flows froni finaucing activities:
 Payments on contracts and long-term debt             (1,669,100) (1,530,600)
 NET INCREASE IN CASII AND CASII EQUIVALENTS           1,108,100     133,200
Cash aud cash equivalents at beginning of year         2,938,900   2,805,700
Cash and cash equivalents at end of year              $4,047,000  $2,938,900

                            BABY GRAND CORP.
                      dba MIAXIM HOTEL & CASINO
          (A wholly-owned subsidiary of Cedar Development Co.)

                  STATEMENTS OF CASh FLOWS - CONTINUED

                          Year ended June 30,

                                                          1995         1994
SuppIementa1 disclosures of cash flow information:

Cash paid during the year for interest                 $3,780,400  $3,813,900


Supplemental disclosure of noncash investing and financing activity:
During the fiscal year ended June 30, 1995 and 1994 the Company incurred contracts payable and long-term debt of $1,717,600 and $596,200 respectively, in connection with the purchase of equipment.

                            Baby Grand Corp.
                       dba Maxim Ilotel & Casinio
         (A wholly-owned subsidiary of Cedar Developineut Co.)

                    NOTES TO FINANCIAL STATEMENTS

                         June 30, 1995 and 1994


    NOTF A - SUMMARY OF ACCOUNTING POLICIES

    A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.


         1.Organization

    Baby Grand Corp. dba The Maxim Hotel & Casino (tile Company), a wholly-owned subsidiary of Cedar Development Company (CDC), is in the hotel and gaming business in Las Vegas, Nevada.

    The Company does not consolidate the accounts of its wholly-owned inactive subsidiary, Paloma Ranch Development Corporation (PRDC) (See note A6).

      2.Accounting for Casino Revenue and Promotional Allowances

     In accordance with common industry practice, the Company recognizes as casino revenue the net win from gaining activities, which is the difference between gaming wins and losses. The retail value of accommodations, food and beverages furnished without charge to customers is included in gross revenues and then deducted as promotional allowances. The cost of promotional allowances are charged to the operations to which they relate.

      3.Inventories

    Inventories are stated at the lower of cost or market; cost is determined principally on a first-in, first-out basis,

      4.Property and Equipment

    Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, principally on a straight-line basis, while accelerated methods are used for tax purposes. The estiiiiated lives used in determining depreciation are:

   Buildings                                  40 years
   Furniture, fixtures and equipment          5-10 years

                           Baby Grand Corp.
                        dba Maxim hotel & Casino
         (A wholly-owned subsidiary or Cedar Developinent Co.)

               NOTES TO FINANCIAL STATEMENTS - CONTINUED

                         June 30, 1995 and 1994


NOTE A - SUMMARY OF ACCOUNTING POLICIES - CONTINUED

      4.Property and Equipmeent - continued

    Maintenance, repairs and minor renewals are charged to operations as incurred. Improvements and major renewals of facilities are capitalized. Upon retirement or other disposition, the cost of die asset and the related accumulated depreciation taken prior to disposition are removed from the accounts and any resultant gain or loss is charged to operations.

      5.Income taxes

    For income tax purposes, the Company's earnings are included in the consolidated tax return of its parent, CDC. Accordingly, all benefits from operating losses and all tax expense generated from operating profits are reported in the consolidated tax return of CDC. Taxes are allocated among the members of the consolidated group, based on their relative taxable income, only in the event that the consolidated group has tax expense.
For tIle years ended June 30, 1995 and 1994 there is no provision for income tax in the accompanying financial statements as no material tax expense of the consolidated group was attributable to the Company.

      6.Investments

    The Company accounts for its investment in its wholly-owned inactive subsidiary, PRDC, at cost. The Company accounts for its investment in Dunes hotels and Casinos Inc. (DHC) on the equity method.

    Investments are written down to estimated realizable value if impairment is considered to be other than temporary (See Note I).

      7.Loan Fees

    Loan fees are amortized on a straight-line basis over the term of the related loan.

      8.Statements of Cash Flows

    For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

      9.Reclassification

      Certain accoulits in the prior year financial statements have been reclassified to conform with current year presentation. The reclassifications had no effect on the reported net loss or accumulated deficit.

                           Baby Grand Corp.
                       dba Maxim Hotel & Casino
          (A wholly-owned subsidiary or Cedar Developmeut Co.)

               NOTES TO FINANCIAL STATEMENTS - CONTINUED

                         June 30,1995 and 1994


NOTE B - BANKRUPTCY PROCEEDING

    The Company filed a petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Nevada, Case No. BK 5-92-20989-RCJ, on March 10, 1992. On October 13, 1992, tile Company filed its flust Amended Plan of Reorganization which was outlined on November 10, 1992. On December 20, 1994, a Notice of Final Decree was recorded in the United States Bankruptcy Court for the District of Nevada indicating that the Company's Chapter 11 bankruptcy case was officially closed.

NOTE C - CASh

    The Company has certain restricted cash deposits, which represent amounts pledged as security for certain obligations, including workers' coinpensation and casino activities. The following is a summary at June 30:

                                                       1995       1994

    Restricted                                        $   351,400  $  517,500
    Unrestricted                                        3,695,600   2,421,400


                                                      $4,047,000   $2,938,900

NOTE D - TRADE ACCOUNTS RECEIVABLE

 Trade accounts receivable consisted of the
 following at June 30:
                                                          1995        1994
  Casino                                              $1,124,900  $1,322,600
  Hotel                                                  346,700     345,600
  Other                                                  102,000      31,700
                                                       1,573,600   1,699,900
   Less allowance for doubtful accounts (a)              480,OO0     839,100
                                                      $1,093,600  $  860,800

(a)The allowance for doubtful accounts includes an allowance for doubtful casino receivables of $440,000 and $737,900 at June 30,1995 and 1994, respectively.

                                   Baby Grand Corp.
                              dba Maxim hotel & Casino
                  (A wholly-owned subsidiary of Cedar Development Co.)

                       NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                 June 30, 1995 and 1994


NOTE E - INVENTORIES

   Inventories consisted of the fol1o~ving at June 30:


                                                 1995              1994
   Food and beverage                          $242,900          $217,400
   Gift Shop                                   260,900           299,700
   Supplies                                    110,000           110,000
                                              $613,800          $627,100

NOTE F PREPAID EXPENSES AND DEPOSITS

   Prepaid expenses and deposits consisted of
   the following at June 30:
                                                1995              1994
   Gross with tax                             $416,800         $454,100
   Licenses                                    286,500          277,800
   Insurance                                    70,200           69,500
   Supplies and proruotional expenses           57,200           58,400
   Other                                        95,700           65,700
                                              $926,400         $925,500

NOTE G - PROPERTY AND EQUIPMENT
  Property and equipment consisted of the
  following at June 30:
                                                1995              1994
  Land and land improvements                 $ 7,069,400     $7,150,700
  Building                                    36,923,100     36,438,700
  Gaming equipnlent and slot machines          8,282,200      6,727,900
  Furniture and fixtures                       9,304,400      8,860,000
  Data processing                              1,228,500      1,169,500
  Other                                          160,000        210,900
                                              62,967,600     60,557,700
  Less accumulated depreciation               24,548,500     22,768,100

                            Baby Grand Corp.
                        dba Maxim Hotel & Casino
            (A wholly-owned subsidiary of Cedar Development Co.)

                     NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                 June 30, 1995 and 1994


NOTE H - LAND OPTION

On April 30, 1993, the Company paid $1,000,000 to Los Rios Farms, Inc (Los
Rios) for an option to acquire approximately 1,690 acres of farmland in Northern California, which property was, at one time, owned by Maxim Development Company, an entity related to the Company through common ownership. Los Rios used the proceeds to acquire the property for a total purchase price of $2,450,000. Los Rios conducts farming operations on the subject property.

On November 9, 1993, Bank One Arizona, N.A. (the Company's secured lender at that date, Bank One) declared the Company to be in default of its secured and unsecured obligations to Bank One (the Bank One Notes) as a result of the purchase of the option. Bank One alleged that the purchase of the option was a violation of certain loan covenants, although at no time was the Company in default on any monetary covenants under the Bank One Notes.

On February 9, 1995, the Company sold the option to M & R Investment Company, Inc. (MRI), an entity related to the Company through common ownership, for $1,043,902 of which $685,000 was paid in cash and the remainder was paid by granting an i(nillediate credit for all of the installment payments due under the MRI Note from March 1, 1995 through September 1, 1995, as well as a credit of $8,903 toward the payment due on October 1, 1995. Installment payments will resume under the MRI Note with the balance of the payment due on October 1, 1995 (See Note L). Additionally, upon certain conditions atid the consent of Bank One and the Nevada Gaming Control Board, MRI can require the Company to repurchase the option. The Company also agreed to use its best efforts to obtain refinancing of the Bank One Notes, plus an amount to prepay the MRI Note, each of which are subject to tile conselit of the Nevada Gaming Control Board.

As a result of the sale of the option, all alleged events of default were cured under the 13ank One Notes and the MRI Note.

NOTE I - INVESTMENT IN AFFILIATE

The investment consists of approximately 20% of the outstanding common stock of DHC as of June 30, 1995 and 1994. The Company and certain other companies related through common ownership collectively own a controlliug interest in DHC. Accordingly, the Company accounts for its investment by the equity method. As of June 30, 1995, the Company has written the investment down to -0 (zcro).

                        Baby Grand Corp.
                     dba Maxim Hotel & Casino
      (A wholly-owned subsidiary of Cedar Development Co.)

              NOTES TO FINANCIAL STATEMENTS - CONTINUED

                         June 30, 1995 and 1994


NOTE J - SECURED LONG-TERM DEBT

On April 10, 1995, West Coast Mortgage holdings, Inc. (WCMII) purchased the Bank One Notes for an undisclosed amount.

Secured long-terni debt consisted of the following at June 30:


                                                      1995            1994
(I)Secured notes payable to West Coast
Mortgage Holdings, Inc.


      Note A                                      $34,707,100    $34,707,100
      Note B                                        6,618,500      6,618,500
      forbearance Fees                                 44,400        265,700

(2)Clark County Nevada, payable in 36 monthly
installments of $22,110 including interest at 8%
per annum.                                             87,000        334,500

(3)Adjustable rate mortgage note on residence
(9.375% at June 30, 1995 and 9.99% at June 30,
1994); payable in monthly installinents of $3,448,
including interest. final payment Is due December
2018.                                                 373,900        378,000

(4)Adjustable rate mortgage note on residcnce
(10.99% at itine 30, 1995 and 10.99% at June 30,
1994); payable in monthly installments of $1,557,
including interest. Final payment is due
December 2003.                                        102,900        109,900

(5)10% note payable on telephone equipment,
payable in monthly installments of $1,035
Final payment is due December, 1999.                  169,700

(6)10% note payable on security equipment,
payable in monthly installments of $250.
Final payment is due May, 1999.                         12,000
                                                    42,115,500    42,413,700

  Less current maturities                              339,500       465,900
                                                   $41,776,000   $41,947,800


(1)Secured notes payable to WCMII:

"Note A" - Note in the origlual amount of $35,000,000 with interest at the rate of 10% per annum, payable in equal monthly installments of $307,150, commencing December 31, 1992, based on a thirty year amortization, with the final payment of unpaid principal and unpaid interest due December 31, 1997, collateralized by a first deed of trust and security agreement OR the Maxim hotel and Casino property.

                                     Baby Grand Corp.
                             dba Maxim Hotel & Casino
             (A wholly-owned subsidiary of Cedar Development Co.)

                        NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                June 30, 1995 and 1994


NOTE J - SECURED LONG-TERM DEBT - CONTINUED

"Note B" - Note in the original amount of $6,618,500, non-interest bearing, does not require any installment payments, and is due on December 31, 1997. Note B is collateralized by a deed of trust and security agreement on the Maxim hotel and Casino property. In the event Note A is fully paid on or before December 31, 1997, Note B will be canceled.

Forbearance Fees - Required payments on Note A shall be applied first to the payment of interest accrued on Note A. The balance of the Note A payments will be applied to the payment of the forbearance fees relating to the Bank
One litigation, referred to OR the following page, until they are paid in full.

The amended and restated loan agreement (A/R Loan Agreement) with Bank One, now WCMH, contains the following financial covenants and restrictions:

Financial covenants:

The Company shall make capital expenditures during each fiscal year in a minimum amount of 1% of gross revenue, exclusive of complimentaries, for fiscal 1993 and 1994 and 11/2 % of gross revenue, exclusive of complimentaries, for each year thereafter.

The Company will not declare, pay or make any distributions or stock acquisitions unless each of the following conditions are satisfied:

(a) Payment of all non-insider Unsecured Claims or June 30, 1994, whichever is last to occur

(b)  Completion of the room renovations as set forth in the Room Renovation
Budget

(c) Distributions can only be made at the end of each fiscal year from "excess cash" as defined in the agreemeent.

(d )Any distribution will not cause the Distribution Coverage Ratio to be less than 1.0

(e) Any distribution will not cause the Company's tangible net worth deficit to be greater than $13,473,l05.

The above items are to be calculated annuallya tthe end of each fiscal year.

                              Baby Grand Corp.
                        db4, Maxim hotel & Casino
                 (A wholly-owned subsidiary of Cedar Development Co.)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                           June 30, 1995 and 1994


NOTE J - SECURED LONG-TERM DEBT - CONTINUED

  The aggregate maturities of the Company's secured long-term debt subsequent to June 30, 1995 are as follows:

      1996          $    339,500
      1997               309,800
      1998            40,963,700
      1999                63,300
      2000                38,100
      Thereafter         401,100
                    $ 42,115,500

On Novetuber 9, 1993, Batik One recorded a notice of default against the Company alleging a violation of certain covenants arising out of the Company's acquisition of an option to purchase real property (Refer to Note II). In May 1994, the litigation between the Company and Bank One was settled (the Bank
One Settlement). At the same time MRI settled its action in intervention against the Company (the MRI Settlement). Terms of the Bank One Settlement required, among other things, that (the Company pay Bank One's litigation expenses, which expenses approximated $300,000. Terms of the MRI Settlement required, among other things, that the Company pay MRI1s litigation expenses, which expenses approximated $100,000. The $100,000 was added to the amount owing MRI by the Company (Refer to Note L). In addition, the Bank One Settlement required the Company to cause to have deposited into its accounts $1,000,000 plus accrued interest from April 30, 1993, (the Option Liquidation Amount) on or before January 31, 1995. The sale of the option on February 9, 1995, satisfied the Company's obligation as required by the Bank One Settlement (See Note 11). On February 9, 1995, Batik One, MRI and the Company entered into a Second Settlement and Forbearance Agreement (the Second Settlement Agreement). The Second Settlement Agreement required the Company to pay Bank One a $75,000 forbearance fee. Each Forbearance Fee which becomes due and payable shall be paid from the next payments received by Bank One under Note
A, which payments shall be applied as follows:
(a) First, to the payment of interest on the unpaid balance of the principal sum of Note A; (b) Secondly, to the payment of any Forbearance Fee which is due aud payable; (c) Thirdly, to the payment of (the Default Expenses, if any remain unpaid; and (d) Fourtlily, to (lie reduction of principal of Note A.
As of June 30, 1995, the Company owed $44,400 to WCMII for forbearance fees.

Total expenses related to (lie Bank One litigation ($75,000 in 1995 and $831,700 in 1994) include the amounts owing to Bank Oiie, now WCMH, and MRI and are included in Other Income (Expense) in (the accompanying Statement of Earnings.

                             Baby Grand Corp).
                          dba Maxim Hotel & Casino
             (A wholly-owned subsidiary of Cedar Development Co.)

                 NOTES TO FINANCIAL STATEMENTS - CONTINUED

                             June 30, 1995 and 1994


NOTE K - UNSECURED LONG-TERM DEBT

Unsecured long-term debt consists of a note payable to WCMII in the original amount of $7,000,000. The note is non-interest bearing. The balance outstanding at June 30, 1995 and 1994, was $4,418,400 and $4,920,000,
respectively. Per the terms of the note, once the Company has paid $3,000,000 on the note, and there is no event of default existing under the A/R Loan Agreement, the balance of $4,000,000 will be forgiven. The note is payable in monthly installments of $41,837.

NOTE L - LONG-TERM DEBT - AFFILIATE

As of June 30, 1995 the Company was indebted to MRI in the principal amount of $2,608,900. The obligation arose out of certain loans made by MRI to the Company prior to the Company's Chapter 11 proceeding. Pursuant to the Company's approved plan of reorganization, MRI amended and restated the aggregate $2,650,000 indebtedness into a new promissory note (the New MRI
Note), which l)Cars interest at the rate of 9% per annum from December 1, 1992. The New MRI Note is secured by a pledge of 1,280,756 shares of DHC stock. DH is the parent of MRI. Commencing oil the first business day of Ma(cll 1995, the note is payable in equal monthly installments of $50,000 until December 1, 1997, at which time tlie entire balance of unpaid principal and interest is fully due and payable. (Refer to Note) re; Settlement expenses added to the New MRI Note.) (See Note II re: MRI purchase of option.)

The aggregate maturities on the debt to MRI subsequent to June 30, 1995 are as follows:

       1996                                     $  275,800
       1997                                        410,600
       1998                                      1,922,500
                                                $2,608,900


NOTE M - ACCRUED LlABILIT1ES


  Accrued liabilities consisted of the following at June 30:


                                            1995         1994
   Salaries and wages                   $  635,700   $  564,100
   Interest                                160,000      308,200
   Employee taxes and benefits             459,200      627,400
   Vacation liability                      803,500      786,500
   Clip liability                          193,300      125,200
   Token liability                         338,200      397,000
   Gaming taxes                            250,000
   Other                                   327,300
                                         3,167,200   $3,026,700

                              Baby Grand Corp.
                         dba Maxim Hotel & Casino
             (A wholly-owned subsidiary of Cedar Development Co.)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                 June 30, 1995 and 1994


NOTE N - OTHER CURRENT LIABILITIES

Other current liabilities consisted of the following at June 30:

                                                 1995         1994

    Advance registr~tion deposits               $38,600    $44,900
    Customer deposits                            85,500     75,600
    Progressive slots                            89,900    113,900
    Other                                        57,100     89,600
                                               $271,100   $324,000

NOTE O - MEDICAL SELF-INSURANCE

The Company has established a self-insurance program for medical coverage employees. Each employee is covered up to a maximum of $50,000 per year. Medical expenses exceeding this limit are then covered by an outside insurance company. The Company has estimated the liability for unprocessed claims to be approximately $120,000 and $90,000 at June 30, 1995 and 1994, respectively. Such liabilities are included in accrued liabilities at year-end.

NOTE P - MULTIEMPLOYER PLAN

The Company participates in defined benefit multiemployer plans which provide benefits to substantially all union employees. These plans are not administered by die Company and contributions are determined in accordance with negotiated labor contracts. Contributions to the plans represent pension benefits. Contributions to the plans in 1995 and 1994 aggregated $631,400 and $657,300, respectively.

The Multiemployer Pension Plan Amendments Act of 1989 (the Act) significantly increased the pension responsibilities of participating employers. Under the provisions of the Act, if the plans terminate or the Company withdraws, the Company could be subject to a substantial "withdrawal liability".

Manageent is not in a position to estimate the Company's withdrawal liability, if any, as of June 30, 1995. Management has no ititention of undertaking any action which could subject the Company to this potential obligation.

                              Baby Grand Corp.
                         dba Maxim Hotel & Casino
             (A wholly-owned subsidiary of Cedar Development Co.)

                  NOTES TO FINANCIAL STATEMENTS CONTINUED

                          June 30, 1995 and 1994


NOTE Q - COMMITMENTS

The Company leases various types of equipment, primarily on a month-to-month basis, in the operations of its business, all of which are considered operating leases. Total rental expense for the years ended June 30, 1995 and 1994 aggregated approximately $190,000 and $165,000, respectively.

NOTE R - RESIDENCE

The Company owns the residence occupied by John B. Anderson, Chairman of the Board and President of the Company (Anderson). The Company charges Anderson an annual rent of $36,000, which is considered compensation to Anderson. Rental income is included in Other Income and the related compensation is included in Selling, General and Administrative expenses.

NOTE S - STOCK OWNERSHiP

Federal DeDosit Insurance Corporation. et al. v. John B. Anderson and Edith Anderson. Cedar Development Co., J.A., Inc. and J.B.A. Investment. Inc., Case No. CV-S-95-679-PMP (LRL) filed July 14, 1995 in the United States District Court. District of Nevada (the Nevada Federal Court). In 1986, a Stipulated Judgment was entered in a Nevada state court against John B. and Edith Anderson ((lie Andersons) in favor of Eureka Federal Savings and Loan Association, now known as Eurekabank (Eureka), in the original amount of $33,700,000. In 1989, the Andersons entered into that certain Debtor-Creditor Agreement (the DCA) which purported to define the terms under which the Atidersons would repay tile judgment. The Federal Deposit Insurance Corporation (FDIC), as assignee of Eureka, makes various claims, arising out of the Stipulated Judgment and the DCA, and seeks various remedies against the named defendants, including specific performance of the DCA, the appointment of a receiver, injunctive relief, judicial foreclosure and enforcement of the Stipulated Judgment. The Company is not a named defendant.

On September 12, 1995, pursuant to stipulation (the Stipulation) between the
 Andersons, the named defendants and the FDIC, the Nevada Federal Court entered an order (the Order) appointing a receiver over the assets, including the Company's common stock, of the Andersons and the named defendants and granting certain injunctive relief. The Order stayed certain powers of the receiver, during the negotiation period as defined in the following paragraph, but granted the receiver the right to review the assets, observe the operations, and inspect certain books and records, including the Company's, relating to the assets of the Andersons and the named defendants. The Order, which incorporates the Stipulation, also provides for entry of a consent judgment against the Andersons and the named defendants under certain conditions as more fully explained in the following paragraph.

                       Baby Ga~nd Corp.
                    dba Niaxim Hotel & Casino
         (A wholly-owned subsidiary or Cedar Development Co.)

               NOTES TO FINANCIAL STATEMENTS - CONTINUED

                        June 30, 1995 and 1994


NOTE S - STOCK OWNERSHIP - CONTINUED

The Andersons, the Anderson Parties, as defined in the DCA, and the FDIC shall, for a period of sixty (60) days from the date of the entry of the Order, unless extended by written agreement, (the Negotiation Peri(XI), attempt to negotiate and execute a written agreement for resolution of the FDIC claims against the Andersons and the Anderson Parties (Settlement Agreement). If a Settlement Agreement is executed by the FDIC and the Andersons on or before the last day of the Negotiation Period, the Andersons and the Anderson Parties shall have an additional sixty (60) days from the date of execution of the Settlement Agreement, unless extended by written agreement, in which to satisfy all of the terms, conditions and requirements of such Settlement Agreement (the Closing Period). On November 9, 1995, Mr. Anderson and the FDIC agreed to an extension of the initial 60 day negotiation period to January 12, 1996, which extension was submitted to and approved by the Nevada Federal Court. In the event that the Andersons, the Anderson Parties and the FDIC are unable to execute a Settlement Agreetnent, the FDIC may submit the Consent Judgment to the Nevada Federal Court for linmediate entry. If a Settlement Agreement is reached, but the Andersons and the Anderson Parties are unable to comply with all terms, conditions and requirements of the Settlement Agreement on or before the last day of the Closing Period, the FDIC may submit the Consent Judgment to the Nevada Federal Court for immediate entry. The Company is an Anderson Party for purposes of the DCA.

Because the Company is a wholly-owned subsidiary of one of the named defendants, Cedar Development Co., the entry of the Consent Judgment by the Nevada Federal Court could result in the loss of the Company's gaming license, the transfer of controi of the Company to the receiver, or other material effects, depending on the actions the receiver takes with regard to the stock of the Company.

On September 28, 1995, the Nevada Gaming Commission approved the application of the receiver to act as such under the Company's gaming license.

WCMII declared the Company to be in default under the WCMII notes as a result of the appointment of a receiver. The Coinpaiiy has responded to WCMII stating its belief that no event of default has occurred or will occur with respect to the appointment of a receiver unless the Anderson Parties and the FDIC are unable to reach a Settlement Agreement as discussed above. The Company believes that under Nevada law, if WCMII iiitends to exercise its default remedies against the Company, WCMll must cause to be recorded a statutorily required notice of breach which will then continence a statutorily mandated time period of in excess of three months before a non-judicial trustee sale of the Company's primary asset can occur. The Company has not been notified that WCMII has recorded any statutorily requited notice.

The Company is unable to predict whether the Andersons will be able to achieve a Settlemetit Agreement, will be able to perform under the terms of any such Settlement Agreement, or the other circumstances utider which the Cousent Judgment could be entered.

                            Baby Grand Corp.
                        dba Maxim hotel & Casino
           (A wholly-owned subsidiary of Cedar Development Co.)

                 NOTES TO FINANCIAL STATEMENTS - CONTINUED

                           June 30, 1995 and 1994


NOTE T - ShAREHOLDER DISTRIBUTIONS

Anderson has been limited by the Nevada Gaming Control Board (NGCB) to annual distributions not to exceed $200,000 in any fiscal year, on a combined basis, from both the Company and its affiliate, J.A., Inc. During the year ended June 30, 1995, Anderson has received the maximum distribution allowed by the NGCB.

NOTE U - LITIGATION

The Company is involved in various litigation and arbitration proceedings arising in the normal course of business. Management believes the ultimate resolution of the litigation and arbitration against the Company will not have a material adverse effect on the Company.

No dealer, salesman or other person has been authorized in connection with this offering to give any information or to make any representation other than as contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authoriazed by the Company. This prospectus does not constitute an offer to sell or the soliciation of an offer to buy any securities covered by this prospectus in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such stare or jurisdiction.

TABLE OF CONTENTS

SECTION                                  PAGE
ADDITIONAL INFORMATION                     2
PROSPECTUS SUMMARY                         3
RISK FACTORS                               4
DILUTION                                   7
MARKET PRICE OF COMMON STICK               8
USE OF PROCEEDS                            9
MANAGEMENT'S DISCUSSION AND ANALYSIS      10
BUSINESS                                  12
MANAGEMENT                                15
PRINCIPAL STOCKHOLDERS                    16
CERTAIN TRANSACTIONS                      17
PLAN OF DISTRIBUITON                      18
DESCRITPION OF SECURITIES                 19
LEGAL MATTERS                             20
EXPERTS                                   20
FINANCIAL STATEMENTS INDEX                21

                       CONTINENTIAL WELLNESS CASINOS, INC.

                        8,000,000 SHARES OF COMMON STOCK

                             __________, 1993

                                  PART II

Item 27.  Exhibits

          2. Plan of Purchase, Sale, Reorganization, Arrangement, Liquidation, or Succession.
               2.1 Agreement for Purchase of Shares dated __________ between the Company and the shareholders of _______________

          3.   Certificaiton of Incorporiation and Bylaws

               3.1  Amendment and Restated Articles of Incorporation(1)
               3.1  Bylaws, as amended(1)

          5.   Opinion of Agent or underwriter.

          10.  Material Contracts

               10.1  None available
               10.2  None available
               10.3  None available

          22.  Subsidiaries(1)

               N/A

          24.  Consents of Experts and Counsel
               24.1  Consent of Accountants(2)
               24.2  Consent of Counsel

          25.  Powers of Attorney

               25.1  Powers of Attorney are included on signature page


__________________

(1)  Filed with original filing
(2)  Filed herewith.

                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California on August 16, 1993.


                 CONTINENTAL WELLNESS CASINOS, INC.



                             By:  s/Fred Cruz,
                                  ______________________________
                                  President and Chief Executive
Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the follwoing persons in the capacities indicated on August 16, 1993.


By:  s/Fred Cruz                President, CEO & Director
     FRED CRUZ, M.D.            (Principal executive officer)


By:  s/Mel Cruz                 Chief Financial Officer and Director
     MEL CRUZ                   (Principal accounting and financial officer)

By:  s/Kari L. Cruz             Executive Vice President, Secretary & Director
     KARI L. CRUZ


*By signing hereto the undersigned hereby executes this Registration Statement on behalf of the above persons.


By:   s/Rick Eriksen
      RICK ERIKSEN




(The following exhibits are being submitted under separate cover to the SEC using form SE.)

                        CONTINENTAL WELLNESS CASINOS, INC.

                        REGISTRATION STATEMENT OF FORM SB-2
                                EXHIBIT INDEX


Exhibit                                                   Page in Manually
Number                Description                         Signed Original

2.1 Geological studies of the mines at Quincy, Plumas County California by Stickel and
          Associates

3.1       Amended and Restated ARticles of Incorporation(1)

3.2       Bylaws, as amended(1)

5 Opinion of Counsel as to legality of securities being registered(1)

10.1      Brochure of the Maxim Hotel and Casino, Las Vegas,
          Nevada

10.2      Form of Common Stock Class "A"

10.3      Form of Common STock Class "B"

22.       Subsidiaries(1)

24.1      Consent of Accountants(2)

24.2      Consent of Counsel included in Exhbiit 5 hereto

25.1      Powers of attgorney are included on signature page

26.1      SEC Form 8-K Change in Company Name.

___________

(1)   Filed with original filing.

(2)   Filed herewith.